UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): July 1, 2009

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Option Repricing Program

    At the 2009 Annual Meeting of Stockholders held on July 1, 2009, the stockholders of CytRx Corporation approved the proposed amendment to our 2000 Long-Term Incentive Plan, as amended (the “2000 Plan”), to allow for a one-time stock option repricing program for employees and officers.  The text of the amendment to the 2000 Plan and a summary of the material terms of the option repricing program are contained in our definitive Proxy Statement filed with the Securities and Exchange Commission on May 11, 2009 in connection with the Annual Meeting.

    We commenced the option repricing program following the Annual Meeting.  We received promptly from all of the eligible option holders irrevocable elections whether to accept the repricing offer, so the repricing program has been completed.  Pursuant to the repricing program, 3,265,500 eligible stock options held by the eleven eligible employees and officers were repriced and amended.  We have amended the eligible stock options to reduce the exercise prices of the options to $1.15 per share, which was the closing sale price of our common stock as reported on The NASDAQ Capital Market on the July 1, 2009 completion date of the repricing program, and to impose a new option vesting period.  No new stock options were issued pursuant to the repricing plan.  None of the amended options will vest immediately; to the extent a participating employee’s or officer’s eligible options were vested on the amendment date, the amended options will vest, in full, on December 31, 2009, so long as the employee or officer remains in our employ through that date.  To the extent a participating employee’s or officer’s eligible options were unvested as of July 1, 2009, the original scheduled vesting will be suspended until December 31, 2009 and will resume after that date, so long as the employee or officer remains in our employ through such date.

2008 Stock Incentive Plan

    At the Annual Meeting, stockholders also approved the adoption of our 2008 Stock Incentive Plan (the “2008 Plan”), the material terms of which are summarized in our Proxy Statement.

    The foregoing descriptions of the amendment to the 2000 Plan and of the 2008 Plan do not purport to be complete and are qualified in their entirety by reference to the descriptions contained in the Proxy Statement.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION By: /s/ Steven A. Kriegsman Steven A. Kriegsman President and Chief Executive Officer

Dated: July 8, 2009